NEWS RELEASE For More Information: Frank B. O’Neil, IRC Sr. Vice President, Corporate Communications & Investor Relations 800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Reports Results for First Quarter 2016
BIRMINGHAM, AL – (PRNewswire) – May 9, 2016 – ProAssurance Corporation (NYSE: PRA) reports the following results for First Quarter of 2016:

Consolidated Income Statement Highlights ($ in thousands, except per share data)
	Three Months Ended March 31
	2016	2015	% Change
Revenues
Gross premiums written*	$220,534	$221,342	(0.4%)
Net premiums written	$195,828	$197,613	(0.9%)
Net premiums earned	$177,579	$171,899	3.3%
Net investment income	$25,440	$27,304	(6.8%)
Equity in earnings of unconsolidated subsidiaries	$(3,634)	$1,622	(324.0%)
Net realized investment gains (losses)	$(8,352)	$4,839	(272.6%)
Other income*	$2,354	$2,169	8.5%
Total revenues	$193,387	$207,833	(7.0%)
Expenses
Net losses and loss adjustment expenses*	$110,955	$105,140	5.5%
Underwriting, policy acquisition and operating expenses*	$56,889	$51,356	10.8%
Total expenses	$172,706	$162,311	6.4%
Income tax expense (benefit)	$1,364	$7,708	(82.3%)
Net income	$19,317	$37,814	(48.9%)
Operating income	$24,763	$34,707	(28.7%)
Weighted average number of common shares outstanding
Diluted	$53,346	$56,813	(6.1%)
Earnings per share
Net income per diluted share	0.36	0.67	(46.3%)
Operating income per diluted share	0.46	0.61	(24.6%)
* Consolidated totals reflect the effect of eliminations between segments. The eliminations affect individual line items only and have no effect on net income. See Note 12 to the Condensed Consolidated Financial Statements in the March 31, 2016 Form 10-Q for amounts by line item.

Consolidated Key Ratios
	Three Months Ended March 31
	2016	2015
Current accident year loss ratio	78.6%	80.7%
Effect of prior accident years’ reserve development	(16.1%)	(19.5%)
Net loss ratio	62.5%	61.2%
Expense ratio	32.0%	29.9%
Combined ratio	94.5%	91.1%
Operating ratio	80.2%	75.2%
Return on equity	3.9%	7.1%

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“Our core insurance operations remained profitable in the quarter, although our overall results were affected by the current investment climate and a challenging operating environment. We continue to see growth in Workers’ Compensation and in our Lloyd’s segment, which reported profitable results for the first time in its short history. Competition remains fierce in all lines, but is most intense in the Specialty P&C segment. Nevertheless, the increasing success of targeted cross-selling efforts and the addition of new business in the quarter confirms our confidence in our long-term strategy of addressing the demanding liability needs of an evolving healthcare delivery system,” said W. Stancil Starnes, Chairman and Chief Executive Officer of ProAssurance.
First Quarter 2016 Highlights

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Gross premiums written were fractionally lower (-0.4%) than in the first quarter of 2015. Increased premiums in our Workers’ Compensation (+2.9%) and Lloyd’s segments (+46.8%) were offset by a decline in our Specialty P&C segment (-3.7%).

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Cross-selling added $4.9 million of direct premium in the quarter, an increase of $4.1 million from first quarter 2015. Importantly, this includes a new combined healthcare professional liability and workers compensation segregated cell program, which began in January, and underscores the attractiveness of our alternative markets solutions for evolving, complex healthcare entities.

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Net Premiums earned were higher (+3.3%) than in the first quarter of 2015, primarily due to significant increases in our Lloyd’s segment (+116.1%) and gains in Workers’ Compensation (+6.1%), offset by a decline in our Specialty P&C segment (-3.6%).

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The quarter-over-quarter decline in total revenues (-7.0%) primarily resulted from a reduction in net investment income, lower earnings from our unconsolidated subsidiaries, and energy-related impairments in our investment portfolio.

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We recognized $28.7 million of net favorable development in the quarter, reflecting the continuation of favorable loss trends compared to our original expectations. However, favorable development was $4.8 million lower than the same quarter in 2015, primarily due to the more moderate and stable loss severity trends over the past five years.

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The increase in our expense ratio reflects the effect of expenses related to the termination of a legacy pension plan in Workers’ Compensation and costs associated with a pre-acquisition liability in a discontinued operation.

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The current accident year loss ratio declined 2.1 points quarter-over-quarter due to the effect of a lower loss ratio in our Lloyd’s segment. The calendar year net loss ratio is 1.3 points higher than 2015’s first quarter due to the lower favorable development in the quarter.

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Net realized investment losses were $8.4 million in the quarter, compared to net realized investment gains of $4.8 million in the first quarter of 2015. Impairments recognized in earnings were $9.7 million, mostly within the energy space.

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Our investment in unconsolidated subsidiaries resulted in a loss of $3.6 million in the quarter as compared to a gain of $1.6 million in the year-ago quarter. Our alternative market investments produced less favorable results in 2016 and we accelerated the amortization of operating losses relative to our tax credit partnership investments.

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Net investment income declined by $2.0 million due to an investment portfolio which has been reduced by our active capital management efforts which have returned almost $1.4 billion to shareholders since the start of 2007.

Non-GAAP Financial Measures
Operating income is a non-GAAP financial measure that is widely used to evaluate performance within the insurance sector. In calculating operating income, we have excluded the after-tax effects of net realized investment gains or losses and guaranty fund assessments or recoupments that do not reflect normal operating results. We believe operating income presents a useful view of the performance of our insurance operations, but should be considered in conjunction with net income computed in accordance with GAAP. The table on the following page is a reconciliation of net income to operating income:

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Reconciliation of Net Income to Operating Income (In thousands, except per share data)
	Three Months Ended March 31
	2016	2015
Net income	$19,317	$37,814
Items excluded in the calculation of operating income:
Net realized investment (gains) losses	$8,352	$(4,839)
Guaranty fund assessments (recoupments)	$27	$59
Pre-tax effect of exclusions	$8,379	$(4,780)
Tax effect at 35%	$(2,933)	$1,673
Operating income	$24,763	$34,707
Per diluted common share
Net income	$0.36	$0.67
Effect of exclusions	$0.10	$(0.06)
Operating income per diluted common share	$0.46	$0.61
Capital Management
We repurchased approximately 27,700 shares of our common stock during the first quarter at a cost of approximately $1.3 million. During April, we repurchased approximately 7,100 additional shares at a cost of approximately $342,000, and as of April 29, 2016 we had approximately $110.1 million remaining in the stock repurchase program authorized by our Board.

Balance Sheet Highlights (in thousands, except per share data)
	March 31, 2016	December 31, 2015
Total investments	$3,698,275	$3,650,130
Total assets	$4,894,499	$4,906,021
Total liabilities	$2,909,985	$2,947,667
Common shares (par value $0.01)	$626	$625
Retained earnings	$1,990,907	$1,988,035
Treasury shares	$(420,861)	$(419,560)
Shareholders’ equity	$1,984,514	$1,958,354
Book value per share	$37.30	$36.88
Conference Call Information
ProAssurance management will be discussing these results and the Company’s strategic direction during a conference call scheduled for 11:00 a.m. ET on Monday, May 9, 2016. Investors may dial (888) 317-6016 (toll free) or (412) 317-6016. The call will be webcast at Investor.ProAssurance.com. A replay will be available by telephone through June 9, 2016 at (877) 344-7529 or (412) 317-0088, using access code 10084047. The replay will also be available for one year on our website, Investor.ProAssurance.com. We will also make the replay and other information about ProAssurance available on a free subscription basis through Investor.ProAssurance.com or through Apple’s iTunes. Investors may follow @PRA_Investors on Twitter to be notified of the latest financial news about ProAssurance.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past nine years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings. Follow @ProAssurance on Twitter, connect with us on LinkedIn or follow us on Facebook to be kept up-to-date on cutting edge risk management and practice enhancement programs. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.

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Segment Results

Specialty P&C Insurance Segment ($ in thousands)
	Three Months Ended March 31
	2016	2015	% Change
Gross premiums written	$138,246	$143,535	(3.7%)
Net premiums written	$119,662	$124,670	(4.0%)
Net premiums earned	$110,755	$114,864	(3.6%)
Total revenues	$112,031	$116,360	(3.7%)

Net losses and loss adjustment expenses	$71,174	$69,030	3.1%
Underwriting, policy acquisition and operating expenses	$25,054	$27,159	(7.8%)
Total expenses	$96,228	$96,189	0.0%
Segment operating results	$15,803	$20,171	(21.7%)

Specialty P&C Insurance Segment Key Ratios
	Three Months Ended March 31
	2016	2015
Current accident year loss ratio	88.8%	87.8%
Effect of prior accident years’ reserve development	(24.5%)	(27.7%)
Net loss ratio	64.3%	60.1%
Underwriting expense ratio	22.6%	23.6%
Combined ratio	86.9%	83.7%
Operating results in our Specialty P&C segment declined 21.7% quarter-over-quarter, primarily due to a decline in premiums due to the competitive nature of the lines of business in the segment, coupled with an increase in net losses and loss adjustment expenses which was primarily driven by lower net favorable reserve development.
There was $27.2 million of net favorable loss development in the first quarter of 2016, a decrease of $4.6 million quarter-over-quarter, primarily reflecting the overall stability of the loss environment in this segment. And, while we continue to establish and evaluate reserves with the same discipline we have exercised in the past, the reduction in earned premium in the past several years has reduced our overall level of reserves.
Underlying loss trends in the Specialty P&C segment remain unchanged. However, our current accident year loss ratio was 1.0 points higher than last year’s first quarter, mainly due to increased reserves for mass tort exposures (+1.8 points), somewhat offset by lower allocation of certain personnel-related costs to Unallocated Loss Adjustment Expenses (-1.4 points).
Gross premiums written declined quarter-over-quarter, primarily because physician premiums, the largest component of written premiums in this segment, were $3.3 million lower (-3.3%) than in the first quarter of 2015. Premiums from facilities, an area of emphasis given the evolution of healthcare, were $12.7 million, an increase of $0.7 million (+5.5%) quarter-over-quarter, reflecting $2.8 million in new business during the quarter. In all, we wrote $10.6 million of new business in the Specialty P&C segment in the quarter.
Premium retention in physician professional liability was 88% in the quarter, a three-point improvement over the first quarter of 2015; renewal pricing on physician business was unchanged compared to year-ago quarter.
Ceded premiums written were $18.6 million, a $300,000 decrease from the year-ago quarter. Importantly, the premiums ceded in shared risk arrangements were up $1.7 million compared to the first quarter of 2015 (+23.8%). We continue to believe that these risk-sharing partnerships offer significant new business opportunities that strengthen our position in the market.

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Workers' Compensation Segment ($ in thousands)
	Three Months Ended March 31
	2016	2015	% Change
Gross premiums written	$78,047	$75,851	2.9%
Net premiums written	$69,551	$68,934	0.9%
Net premiums earned	$54,383	$51,277	6.1%
Total revenues	$54,854	$51,414	6.7%

Net losses and loss adjustment expenses	$35,027	$32,102	9.1%
Underwriting, policy acquisition and operating expenses	$17,829	$15,358	16.1%
Segregated portfolio cell dividend expense (income)	$1,176	$2,184	(46.2%)
Total expenses	$54,032	$49,644	8.8%
Segment operating results	$822	$1,770	(53.6%)

Workers’ Compensation Segment Key Ratios
	Three Months Ended March 31
	2016	2015
Current accident year loss ratio	66.4%	65.9%
Effect of prior accident years’ reserve development	(2.0%)	(3.3%)
Net loss ratio	64.4%	62.6%
Underwriting expense ratio	32.8%	30.0%
Combined ratio	97.2%	92.6%
Workers' Compensation segment operating results were lower, quarter-over-quarter, primarily due to an increase in net losses and loss adjustment expenses and higher operating expenses, partially offset by premium growth and the improved financial performance of certain segregated portfolio cells in which we have an equity ownership interest.
Gross premiums written increased 2.9% compared to the first quarter of 2015, driven by a 16.2% increase in our alternative markets business. We retained all nine of the available alternative market programs that were up for renewal in the first quarter.
Premium retention was 88%, a one point improvement compared to the first quarter of 2015. Renewal pricing declined 2% quarter-over-quarter, driven by competitive pressure across all operating territories.
New business in the first quarter totaled $9.4 million, down $3.0 million from the first quarter of 2015. Audit premiums were $1.5 million in the first quarter of 2016, a $0.1 million increase over the same quarter in 2015.
The current accident year loss ratio in the first quarter was 66.4%, half-a-point higher than the year-ago quarter, primarily due to the decline in renewal pricing.
We recognized $1.1 million of net favorable reserve development in the quarter, which included $0.4 million relating to the amortization of purchase accounting fair value adjustments.
The expense ratio for the segment was 32.8%, an increase of 2.8 points compared to the first quarter of 2015. This was primarily driven by the termination of a legacy pension plan from a line of business divested in 2010 and by higher compensation and employee benefit costs.

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Lloyd’s Syndicate Segment ($ in thousands)
	Three Months Ended March 31
	2016	2015	% Change
Gross premiums written	$6,896	$4,699	46.8%
Net premiums written	$6,615	$4,009	65.0%
Net premiums earned	$12,441	$5,758	116.1%
Net investment income	$315	$204	54.4%
Other gains (losses)	$247	$501	(50.7%)
Total revenues	$13,003	$6,463	101.2%

Net losses and loss adjustment expenses	$6,189	$4,008	54.4%
Underwriting, policy acquisition and operating expenses	$5,167	$3,580	44.3%
Total expenses	$11,356	$7,588	49.7%
Total income tax expense (benefit)	$84	$—	nm
Segment operating results	$1,563	$(1,125)	238.9%

Lloyd’s Syndicate Segment Key Ratios
	Three Months Ended March 31
	2016	2015
Net loss ratio	49.7%	69.6%
Underwriting expense ratio	41.5%	62.2%
Results of our Lloyd’s Syndicate segment, which represents our 58% participation in the results of Lloyd’s Syndicate 1729, are reported on a one-quarter lag, except that investments and certain administrative expenses paid in the United States are reported currently for each period.
During the reported quarter, the Lloyd’s Syndicate was profitable for the first time. Segment operating results were $1.6 million, compared to a loss of $1.1 million in the same quarter a year ago.
Syndicate 1729’s gross written premiums continue to grow as the Syndicate is able to ramp up business utilizing the underwriters who joined the Syndicate in the months after it began operations. During the reported quarter, gross premiums written increased 46.8% and earned premiums more than doubled, both as compared to the same period last year.
With the maturation of the Syndicate’s operations, total expenses are growing along with the increase in premiums--up 49.7% quarter-over-quarter, but the expense growth was more than offset by the increase in premiums. The net loss ratio in our Lloyd’s Syndicate segment decreased almost 20 points, to 49.7% in the three months ended March 31, 2016, primarily reflecting the Syndicate’s current mix of business. We continue to generally rely on loss assumptions derived from Lloyd's historical data for similar risks and also give consideration to the Syndicate’s incurred loss experience. We expect loss ratios to fluctuate from quarter to quarter as Syndicate 1729 writes more business and the book matures.
For the quarter, Syndicate 1729’s business remained primarily property, which constitutes 56% of its risk, most of which is US-based. The remaining business is approximately 39% casualty insurance and 5% property reinsurance as the Syndicate has reduced its catastrophe exposure.
Syndicate 1729 has a maximum underwriting capacity of approximately $129.2 million for 2016, and our allocated capacity is 58%, or approximately $74.4 million (both based on exchange rates at March 31, 2016), which we support with a capital commitment of $96.6 million.

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Corporate Segment ($ in thousands)
	Three Months Ended March 31
	2016	2015	% Change
Net investment income	$25,125	$27,100	(7.3%)
Equity in earnings (loss) of unconsolidated subsidiaries	$(3,634)	$1,622	(324.0%)
Net realized investment gains (losses)	$(8,347)	$4,828	(272.9%)
Total revenues	$13,602	$33,707	(59.6%)
Operating expenses	$7,507	$5,370	39.8%
Interest expense	$3,686	$3,631	1.5%
Income taxes	$1,280	$7,708	(83.4%)
Segment operating results	$1,129	$16,998	(93.4%)
Our investment in unconsolidated subsidiaries resulted in a loss during the quarter due to a less favorable result from our alternative market investments and an increase in the amortization of our tax credits related to the acceleration of operating losses. In addition, we recognized Net realized investment losses during the quarter due to $9.7 million in impairment losses, mostly within the energy sector.
Operating expenses increased by $2.1 million quarter-over-quarter primarily due to expenses associated with the settlement of a pre-acquisition liability and higher costs in 2016 for technology enhancements.
Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following factors that could affect the actual outcome of future events:

•	changes in general economic conditions, including the impact of inflation or deflation and unemployment;
•	our ability to maintain our dividend payments;
•	regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;
•	the enactment or repeal of tort reforms;
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formation or dissolution of state-sponsored insurance entities providing coverages now offered by ProAssurance which could remove or add sizable numbers of insureds from or to the private insurance market;

•	changes in the interest rate environment;

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•	changes in U.S. laws or government regulations regarding financial markets or market activity that may affect the U.S. economy and our business;
•	changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
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changes in requirements or accounting policies and practices that may be adopted by our regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, or the New York Stock Exchange and that may affect our business;

•	changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or particular insurance lines underwritten by our subsidiaries;
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the effect on our insureds, particularly the insurance needs of our insureds, and our loss costs, of changes in the healthcare delivery system, including changes attributable to the Patient Protection and Affordable Care Act;

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consolidation of our insureds into or under larger entities which may be insured by competitors, or may not have a risk profile that meets our underwriting criteria or which may not use external providers for insuring or otherwise managing substantial portions of their liability risk;

•	uncertainties inherent in the estimate of our loss and loss adjustment expense reserve and reinsurance recoverable;
•	changes in the availability, cost, quality, or collectability of insurance/reinsurance;
•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
•	effects on our claims costs from mass tort litigation that are different from that anticipated by us;
•	allegations of bad faith which may arise from our handling of any particular claim, including failure to settle;
•	loss or consolidation of independent agents, agencies, brokers, or brokerage firms;
•	changes in our organization, compensation and benefit plans;
•	changes in the business or competitive environment may limit the effectiveness of our business strategy and impact our revenues;
•	our ability to retain and recruit senior management;
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the availability, integrity and security of our technology infrastructure or that of our third-party providers of technology infrastructure, including any susceptibility to cyber-attacks which might result in a loss of information or operating capability;

•	the impact of a catastrophic event, as it relates to both our operations and our insured risks;
•	the impact of acts of terrorism and acts of war;
•	the effects of terrorism-related insurance legislation and laws;
•	assessments from guaranty funds;
•	our ability to achieve continued growth through expansion into new markets or through acquisitions or business combinations;
•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
•	provisions in our charter documents, Delaware law and state insurance laws may impede attempts to replace or remove management or may impede a takeover;
•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;
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taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

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expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees or key agents; increased operating costs or inability to achieve cost savings; and assumption of greater than expected liabilities, among other reasons.

Additional risks that could arise from our membership in the Lloyd's of London market (Lloyd's) and our participation in Lloyd's Syndicate 1729 (Syndicate 1729) include, but are not limited to, the following:

•	members of Lloyd's are subject to levies by the Council of Lloyd's based on a percentage of the member's underwriting capacity, currently a maximum of 3%, but can be increased by Lloyd's;
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Syndicate operating results can be affected by decisions made by the Council of Lloyd's over which the management of Syndicate 1729 has little ability to control, such as a decision to not approve the business plan of Syndicate 1729, or a decision to increase the capital required to continue operations, and by our obligation to pay levies to Lloyd's;

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Lloyd's insurance and reinsurance relationships and distribution channels could be disrupted or Lloyd's trading licenses could be revoked making it more difficult for Syndicate 1729 to distribute and market its products;

•	rating agencies could downgrade their ratings of Lloyd's as a whole; and
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Syndicate 1729 operations are dependent on a small, specialized management team and the loss of their services could adversely affect the Syndicate’s business. The inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of Syndicate 1729’s business.

Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in “Item 1A, Risk Factors” in our Form 10-K and other documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Form 10-Q. We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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